Exhibit 10.9

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Summary of Material Terms of Loan Agreement with Agricultural Bank

On July 14, 2009, the Company entered into a loan agreement with Agriculture Bank of China Zhou Cun Branch of Zi Bo Municipal, under which the Company was offered a loan at the amount of RMB2,000,000,000 in total for a period of four years commencing from the date of initial drawing and to be end on July 13, 2013. Pursuant to the loan agreement, all money obtained by the Company under the loan shall only be used for the construction of the plant as described in Section 4.7(1) above. We were informed by the Company, up to the date of this report, it has drew RMB150,000,000 under this loan.